INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 14 to Registration Statement Nos. 333-01153 and 811-07549 of the Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated March 12, 2004 on the financial statements of Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company and our report dated February 25, 2004 on the consolidated financial statements of Great-West Life & Annuity Insurance Company and to the reference to us under the headings "Condensed Financial Information" and "Independent Auditors" in the Prospectus and under the heading "Independent Auditors" in the Statement of Additional Information, which are part of such Registration Statements.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Denver, Colorado
April 28, 2004